SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                                ____________

                                  FORM 15

          Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of
         1934 or Suspension of Duty to File Reports Under Sections
            13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number 0-26388

                       FALCON DRILLING COMPANY, INC.
           (Exact name of registrant as specified in its charter)

                      1900 West Loop South, Suite 1800
                            Houston, Texas 77027
                               (713) 623-8984
            (Address, including zip code, and telephone number,
      including area code of registrant's principal executive offices)

                   Common Stock, par value $.01 per share
          (Title of each class of securities covered by this form)

           (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

                    Please place an X in the box(es) to designate the
               appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                     Rule 12g-4(a)(1)(i)  [X]  Rule 12h-3(b)(1)(i)   [X]
                     Rule 12g-4(a)(1)(ii) [  ] Rule 12h-3(b)(1)(ii)  [  ]
                     Rule 12g-4(a)(2)(i)  [  ] Rule 12h-3(b)(2)(i)   [  ]
                     Rule 12g-4(a)(2)(ii) [  ] Rule 12h-3(b)(2)(ii)  [  ]
                                               Rule 15d-6            [  ]

               Approximate number of holders of record as of certification or notice date: One.

               Pursuant to the requirements of the Securities Exchange Act of 1934, R&B Falcon Corporation as successor issuer to Falcon Drilling Company, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


               Date:  January 7, 1998         By: /s/ Leighton E. Moss
                                                  ______________________
                                                  Leighton E. Moss
                                                  Senior Vice President and
                                                    Counsel